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                 December 28, 2022

       Richard Walker
       Chief Executive Officer
       Skillsoft Corp.
       300 Innovative Way, Suite 201
       Nashua, New Hampshire 03062

                                                        Re: Skillsoft Corp.
                                                            Registration
Statement on Form S-3
                                                            Filed December 22,
2022
                                                            File No. 333-268938

       Dear Richard Walker:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Kyle Wiley, Staff Attorney, at 202-344-5791 or Josh Shainess, Legal
       Branch Chief, at 202-551-7951 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Merritt Johnson